EXHIBIT 2.6

FOURTH AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

This FOURTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of November 20, 2007 (the “Effective Date”), by and among M-Wave, Inc., a Delaware corporation (“Parent”), Ocean Merger Sub, Inc., a Delaware corporation (“Merger Sub”), SunFuels, Inc., a Colorado corporation (the “Company”) and Blue Sun Biodiesel LLC, a Colorado limited liability company (“Blue Sun”).

RECITALS

WHEREAS, Parent, Merger Sub, the Company and Blue Sun entered into that certain Agreement and Plan of Merger, dated as of January 26, 2007 (as amended, the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement; and

WHEREAS, Parent, Merger Sub, the Company and Blue Sun desire to amend the Agreement in order to eliminate the condition precedent set forth in Section 9.11 thereof;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Amendment to the Agreement. Section 9.11 of the Agreement is hereby deleted in its entirety.

2. Representations and Warranties of the Parties. Each of the parties hereto represents and warrants as follows:

(a) The execution, delivery and performance by such party of this Amendment and the performance by such party of the Agreement, as amended hereby, have been duly authorized by all necessary action, and such party has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform the Agreement, as amended hereby.

(b) Each of this Amendment and the Agreement, as amended hereby, is a legal, valid and binding obligation of such party, enforceable against such party if party thereto in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

3. Reference to and Effect on the Agreement.

(a) On and after the Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

(b) Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the Agreement or constitute a waiver of, or a consent to departure from, any of the terms and conditions of the Agreement, nor obligate any party to similar amendments in the future.

4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Pages Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date above written.

M-WAVE INC.,
a Delaware corporation

By:	/s/ Jim Mayer
Name: Jim Mayer
Title: Interim CEO

OCEAN MERGER SUB, INC.,
a Delaware corporation

By:	/s/ Jim Mayer
Name: Jim Mayer
Title: CEO

SUNFUELS, INC.,
a Colorado corporation

By:	/s/ Todd M. Kleinman
Name: Todd M. Kleinman
Title: Vice President, General Counsel

BLUE SUN BIODIESEL, LLC
a Colorado limited liability company

By:	/s/ Todd M. Kleinman
Name: Todd M. Kleinman
Title: Vice President, General Counsel

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